Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-130020


                                   PROSPECTUS

                            SILVERSTAR HOLDINGS, LTD.

                        4,768,412 SHARES OF COMMON STOCK

o We are registering up to 4,768,412 shares of our common stock, 2,876,870 shares which are issuable upon conversion of a debenture, 791,139 shares of which are issuable upon exercise of warrants, and 1,100,403 shares or which may be issuable upon conversion of the debenture or exercise of the warrants as a result of either a conversion price adjustments or exercise price adjustments, as applicable, for sale by the selling security holder from time to time. The selling security holder will receive all the proceeds from the sale of the offered shares. See "Selling Security Holder" on page 13 of this prospectus.

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                      NASDAQ SmallCap Market Symbol: "SSTR"
            ---------------------------------------------------------


         Our common stock is traded on the NASDAQ SmallCap Market under the symbol "SSTR." On December 8, 2005, the closing price of one share of our common stock on the NASDAQ SmallCap Market was $1.40.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is December 9, 2005


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                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS..........................................................2

RISK FACTORS...................................................................2

INFORMATION REGARDING FORWARD LOOKING STATEMENTS..............................11

WHERE YOU CAN FIND MORE INFORMATION...........................................12

USE OF PROCEEDS...............................................................13

DIVIDENDS.....................................................................13

SELLING SECURITY HOLDER.......................................................14

DESCRIPTION OF SECURITIES.....................................................15

PLAN OF DISTRIBUTION..........................................................20

LEGAL MATTERS.................................................................22

EXPERTS.......................................................................22

                              ABOUT THIS PROSPECTUS

         Unless the context otherwise requires, throughout this prospectus the words "Silverstar", "we", "us" and "our" refer to Silverstar Holdings, Ltd. and its subsidiaries.

                                  RISK FACTORS

         Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occurs, our business and financial performance could be harmed, our actual results could differ materially from our expectations and the market value of our securities could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may harm our business and financial performance. You should consider carefully these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section "Where You Can Find More Information About Us," before you decide to purchase shares of our common stock.

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               RISKS ASSOCIATED WITH OUR FANTASY SPORTS SUBSIDIARY
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A WIDE VARIETY OF FACTORS COULD ADVERSELY IMPACT OUR OPERATING RESULTS.

         A wide variety of factors could adversely impact our operating results. These factors include the following:

         o a decline in the popularity of sports in general, and motorsports and fantasy games in particular;

         o our ability to identify trends in the fantasy motorsports markets and to create and introduce on a timely basis products and services that take advantage of those trends and that compete effectively on the basis of price and consumer tastes and preferences;

         o our ability to design and arrange for the time and delivery of our products;

         o our ability to identify, develop, and implement special games, merchandising and marketing programs on a timely basis;

         o our ability to expand our business and to effectively manage the growth of our operations;

         o        seasonality; and

         o        competition and competitive pressures on prices.

Many of the factors described above are beyond our control.

ANY DOWNTURN IN THE POPULARITY OF THE MOTORSPORTS INDUSTRY IN GENERAL, AND NASCAR RACING IN PARTICULAR, WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Motorsports compete for television viewership, attendance, merchandise sales, and sponsorship funding with other sports, entertainment, and recreational events. The competition in the sports, entertainment, and recreation industries is intense. Any downturn in the popularity of the
motorsports  industry,  or  its  appeal  to  consumers,   could  reduce  fantasy
motorsports participation or corporation sponsorships, which would materially and adversely affect our business.

         Although we have expanded our services to include fantasy games relating to other sports, we expect that products related to NASCAR racing will continue to account for a significant percentage of our revenue for the

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foreseeable future. Any downturn in the popularity of  NASCAR-sanctioned  racing could have a material and adverse effect on our business.

         While participation in fantasy sports games has increased over the past few years, we cannot assure you that the popularity of such games will continue to grow or maintain their current level of market acceptance. Any downturn in the popularity of fantasy sports games in general could have a material adverse effect on our business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RESPOND TO RAPID MARKET CHANGES.

         The markets for our products and services are subject to rapidly changing customer tastes, a high level of competition, seasonality, and a constant need to create and market new products and services. Demand for motorsports fantasy games depends upon a wide variety of factors, including the following:

         o        the popularity of drivers and teams;
         o the popularity of current product and service concepts or themes;
         o        cultural and demographic trends;
         o        marketing and advertising expenditures; and
         o        general economic conditions.

Because these factors can change rapidly, customer demand also can shift quickly. We frequently are able to successfully market new products or services for only a limited time.

         Our ability to increase our sales and marketing efforts to stimulate customer demand and our ability to monitor third-party products in order to maintain satisfactory delivery of a quality product are important factors in our long-term prospects. Because of the amount of time and financial resources that may be required to bring new products or services to market, we may not be able to accurately forecast or to respond to changes in customer tastes and demands. We could experience a material adverse effect on our business, financial condition, and operating results if we are unable to respond quickly to market changes or a slowdown in demand for our products or services.

WE MUST DEVELOP AND INTRODUCE NEW PRODUCTS AND SERVICES TO SUCCEED.

         Our operating results depend to a significant extent on our ability to continue to develop and introduce on a timely basis new products and services that compete effectively in terms of price and that address customer tastes, preferences, and requirements. The success of new product and service introductions depends on various factors, including the following:

         o        proper new product and service selection;
         o        successful sales and marketing efforts;
         o        timely production and delivery of new products or services;
                  and
         o        consumer acceptance of new products and services.

         Additionally, new products or services that we introduce may not receive or maintain substantial market acceptance. Our failure to design, develop, and introduce popular products and services on a timely basis or the failure of our new products and services to maintain market acceptance would adversely affect our future operating results.

WE MAY EXPERIENCE SEASONAL FLUCTUATIONS IN SALES THAT COULD ADVERSELY AFFECT OUR EARNINGS AND THE TRADING PRICE OF OUR COMMON STOCK.

         We may experience seasonality in our business, which could result in unfavorable quarterly earnings comparisons and affect the trading price of our common stock. Because the auto racing season is concentrated between the months of February and November, the second and third calendar quarters of each calendar year (our fourth and first fiscal quarters) generally are characterized by higher sales of motorsports products. In addition, we incur most of our marketing expense in our first calendar quarter (our third fiscal quarter) which further increases

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our potential  losses during this period.  We also are increasing our efforts to develop large corporate promotional programs. These programs typically result in significant levels of revenue and income, which may increase quarter-to-quarter variations in our operating results. As a result of these and other factors, we may experience seasonality and quarterly fluctuations in our business, which could result in unfavorable quarterly earnings comparisons and affect the trading price of our common stock. Fluctuations in quarterly sales may require us to take temporary measures, including changes in personnel levels, borrowing amounts, and production and marketing activities. These factors and any seasonal and cyclical patterns that emerge in Internet consumer purchasing could result in unfavorable quarterly earnings comparisons. As a result, it is difficult to predict our future revenue and operating results. Any shortfall in revenue or fluctuations in operating results may have a material adverse effect on our business and stock price. You should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.

WE FACE NUMEROUS RISKS RELATED TO OUR INTERNET BUSINESS.

         We anticipate that our emphasis on expanding our Internet business will impact our business operations in a number of ways, including the following:

         o we may make significant expenditures to provide new and enhanced motorsports and other sports related content, community features, and e-commerce product and service offerings;
         o we may make significant investments to enhance our technology, software, and basic infrastructure; and
         o we may incur substantial costs to form Internet-related strategic alliances or to make Internet-related acquisitions and to integrate them with our existing operations.

         We face numerous risks and uncertainties associated with our Internet operations. Some of these risks and uncertainties relate to our ability to:

         o        develop   brand   awareness   and   brand   loyalty   of   the
                  "fantasycup.com" name to attract a larger audience for our products;

         o expand online product and service offerings, provide a convenient, economical, and secure online shopping experience, and increase customer acceptance of the online purchase of sports, motorsports, automotive, and related merchandise and services; offer up-to-date news, information, and other features related to the world of sports that are attractive to the fantasycup.com's visitors;
         o anticipate and adapt to the changing market for Internet services and electronic commerce, particularly as those changes relate to the markets that we target;
         o continue to develop, upgrade, maintain, and enhance our operational, administrative, and other systems and infrastructure to accommodate the expanded service offerings and increased consumer traffic that we anticipate will develop and to avoid service interruptions and delays that could cause users to stop visiting the fantasycup.com web site; and
         o provide or contract for satisfactory customer service and order fulfillment, which will be critical to ensure repeat visits by users of our internet product and services.

We may not be successful in addressing these risks and uncertainties. The failure to do so would materially and adversely affect our business.

         We also face a variety of risks and uncertainties related to the new and rapidly evolving Internet market, including the following:

         o we may use new technologies ineffectively or fail to adapt our network, transaction-processing systems, and infrastructure to meet customer requirements, competitive pressures, or emerging industry standards;

         o any well-publicized compromise of security or inadvertent transmissions of computer viruses could deter use of the Internet in general or use of the fantasycup.com network to conduct commercial transactions, and could expose us to litigation or to a material risk of loss;

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

         o legal uncertainties exist regarding Internet user privacy, pricing issues, the characteristics and quality of products and services, access charges and connection fees, consumer protection issues, cross-border commerce, and transmission of certain types of information over the Internet;
         o our e-commerce sales and operating results could be adversely affected if one or more states or foreign countries successfully assert that we should collect sales or other taxes on the sale of our products via the Internet; and
         o we may be subjected to claims for defamation, negligence, copyright, or trademark infringement or claims based on other theories relating to the information published on the fantasycup.com network. We also could be subjected to claims based upon the content that is accessible from the fantasycup.com network through links to other Web sites.

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               RISKS ASSOCIATED WITH OUR STRATEGY FIRST SUBSIDIARY
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         MANY  OF  OUR  TITLES  HAVE  SHORT  LIFECYCLES  AND  FAIL  TO  GENERATE
SIGNIFICANT REVENUES.

         The market for entertainment software is characterized by short product lifecycles and frequent introduction of new products. Many software titles do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development. A significant percentage of the sales of new titles generally occurs within the first three months following their release. Therefore, our continued profitability depends upon our ability to develop and sell new, commercially successful titles and to replace revenues from titles in the later stages of their lifecycles. Any competitive, financial, technological or other factor which delays or impairs our ability to introduce and sell our software could adversely affect our future operating results.

         WE MAY FAIL TO ANTICIPATE CHANGING CONSUMER PREFERENCES.

         Our business is speculative and is subject to all of the risks generally associated with the entertainment software industry, which has been cyclical in nature and has been characterized by periods of significant growth followed by rapid declines. Our future operating results will depend on numerous factors beyond our control, including:

         o the popularity, price and timing of new software and hardware platforms being released and distributed by us and our competitors;

         o        international,  national  and  regional  economic  conditions,
                  particularly    economic   conditions    adversely   affecting
                  discretionary consumer spending;

         o        changes in consumer demographics;

         o        the availability of other forms of entertainment; and

         o critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

         In order to plan for acquisition and promotional activities, we must anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of entertainment software or particular platforms could cause sales of our titles to decline dramatically.

         WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS.

         We develop proprietary software and technologies. We attempt to protect our software and production techniques under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution.

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

         Entertainment software is susceptible to unauthorized copying. Unauthorized third parties may be able to copy or to reverse engineer our software to obtain and use programming or production techniques that we regard as proprietary. In addition, our competitors could independently develop technologies substantially equivalent or superior to our technologies.

         WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY CLAIMS.

         As the number of entertainment software products increases and the features and content of these products continue to overlap, software developers increasingly may become subject to infringement claims. Many of our products are highly realistic and feature materials that are based on real world examples, which may inadvertently infringe upon the intellectual property rights of others. Our products often utilize complex technology that may become subject to the intellectual property rights of others. Although we believe that we make reasonable efforts to ensure that our products do not violate the intellectual property rights of others, it is possible that third-parties still may claim infringement. From time to time, we receive communications from third-parties regarding such claims. Existing or future infringement claims against us, whether valid or not, may be time consuming and expensive to defend.

         Intellectual property litigation or claims could force us to do one or more of the following:

         o cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

         o obtain a license from the holder of the infringed intellectual property, which if available at all, may not be available on commercially favorable terms; or

         o redesign the effected entertainment software products, which could cause us to incur additional costs, delay introduction and possibly reduce commercial appeal of our products.

         Any of these actions may cause material harm to our business and financial results.

         RATING SYSTEMS FOR ENTERTAINMENT SOFTWARE, POTENTIAL LEGISLATION AND CONSUMER OPPOSITION COULD INHIBIT SALES OF OUR PRODUCTS.

         The home video game industry requires entertainment software publishers to provide consumers with information relating to graphic violence or sexually explicit material contained in software titles. Certain countries have also established similar rating systems as prerequisites for sales of entertainment software in such countries. We believe that we comply with such rating systems and display the ratings received for our titles. Our software titles generally receive a rating of "G" (all ages) or "T" (age 13 and over), although certain of our titles receive a rating of "M" (age 18 and over), which may limit the potential markets for these titles.

         Several proposals have been made for federal legislation to regulate the entertainment software, motion picture and recording industries, including a proposal to adopt a common rating system for entertainment software, television and music containing violence and sexually explicit material and an inquiry by the Federal Trade Commission with respect to the marketing of such material to minors. Consumer advocacy groups have also opposed sales of entertainment software containing graphic violence and sexually explicit material by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. If any groups were to target our titles, we might be required to significantly change or discontinue a particular title.

         WE ARE EXPOSED TO SEASONALITY IN THE PURCHASES OF OUR PRODUCTS.

         The entertainment software industry is highly seasonal, with the highest levels of consumer demand occurring during the year end holiday buying season. As a result, our net revenues, gross profits and operating income have historically been highest during the second half of the calendar year. Delays in development, licensor

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approvals  or  manufacturing  can also  affect the timing of the  release of our products, causing us to miss key selling periods such as the year end holiday buying season.

         WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

         The entertainment software industry is intensely competitive and new entertainment software products and platforms are regularly introduced. Our competitors vary in size from small companies with limited resources to very large corporations with significantly greater financial, marketing and product development resources than we have. Due to these greater resources, certain of our competitors can spend more money and time on developing and testing products, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors for desirable motion picture, television, sports and character properties and pay more to third-party software developers than we can. We believe that the main competitive factors in the entertainment software industry include: product features and playability; brand name recognition; compatibility of products with popular platforms; access to distribution channels; quality of products; ease of use; price; marketing support; and quality of customer service.

         IF  OUR  PRODUCTS  CONTAIN  DEFECTS,   OUR  BUSINESS  COULD  BE  HARMED
SIGNIFICANTLY.

         Software products as complex as the ones we publish may contain undetected errors when first introduced or when new versions are released. Despite extensive testing prior to release, we cannot be certain that errors will not be found in new products or releases after shipment, that could result in loss of or delay in market acceptance. This loss or delay could significantly harm our business and financial results.

         WE RELY ON INDEPENDENT THIRD-PARTIES TO DEVELOP MOST OF OUR SOFTWARE PRODUCTS.

         We rely on independent third-party entertainment software developers to develop most of our software products. Since we depend on these developers we remain subject to the following risks:

         o continuing strong demand for developers' resources, combined with the recognition they receive in connection with their work, may cause developers who worked for us in the past either to work for our competitors in the future or to renegotiate our agreements with them on terms less favorable for us;

         o limited financial resources and business expertise and inability to retain skilled personnel may force developers out of business prior to completing our products or require us to fund additional costs; and

         o our competitors may acquire the businesses of key developers or sign them to exclusive development arrangements. In either case, we would not be able to continue to engage such developers' services for our products, except for those that they are contractually obligated to complete for us.

         We also compete with other forms of entertainment and leisure activities. For example, we believe that the overall growth in the use of the Internet and online services by consumers may pose a competitive threat if customers and potential customers spend less of their available time using entertainment software and more using the Internet and online services.

         THE RETAIL MARKET FOR PC GAME SOFTWARE IS DECREASING WHICH COULD HAVE ANY ADVERSE IMPACT ON OUR FINANCIAL CONDITION.

         The changing characteristics of the worldwide consumer entertainment software market in recent years has been impacted by many factors, such as:

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         o        an increasing number of technologically advanced PCs with more powerful operating systems, enhanced graphics and video cards, expanded memory chips, as well as higher capacities and faster speeds for CD and hard drives in the home and office;

         o greater access by consumers to the Internet through high-speed access modes (such as cable modems and DSL connections);

         o        increased interest in online game play;

         o        the increasing number of game console devices in the home; and

         o        the   development  of   increasingly   advanced   technologies
                  supporting game play (such as hand held game devices, mobile phones and personal digital assistants).

         As a result of this increased competition in the overall consumer entertainment market, market data suggests that the retail market for PC game software has decreased over the past two years. If this trend continues it could have an adverse impact on our financial condition.

         THE PC SOFTWARE GAME MARKET HAS GRAVITATED TOWARDS MASS MERCHANT RETAILERS.

         The North American PC software game market, has gravitated towards mass merchant retailers thereby increasing the competition for shelf space for PC games. This increased competition has emphasized the importance of marketing, merchandising and brand name recognition. A significant result of these market pressures is an industry trend toward the consolidation of consumer entertainment PC software publishers and distributors, in addition to the diversification of products offered by these companies. The trends toward industry consolidation and increased competition for game content and retail shelf space are more pronounced in North America than in international markets and are expected to continue for the foreseeable future.

         WE MAY FACE DIFFICULTY OBTAINING ACCESS TO RETAIL SHELF SPACE NECESSARY TO MARKET AND SELL OUR PRODUCTS EFFECTIVELY.

         Retailers of our products typically have a limited amount of shelf space and promotional resources, and there is intense competition among consumer entertainment software products for high quality retail shelf space and promotional support from retailers. To the extent that the number of products and platforms increases, competition for shelf space may intensify and may require us to increase our marketing expenditures. Retailers with limited shelf space typically devote the most and highest quality shelf space to those products expected to be best sellers. We cannot be certain that our new products will consistently achieve such "best seller" status. Due to increased competition for limited shelf space, retailers and distributors are in an increasingly better position to negotiate favorable terms of sale, including price discounts, price protection, marketing and display fees and product return policies. Our products constitute a relatively small percentage of any retailer's sales volume. We cannot be certain that retailers will continue to purchase our products or to provide our products with adequate levels of shelf space and promotional support on acceptable terms. A prolonged failure in this regard may significantly harm our business and financial results.

         WE MAY PERMIT OUR CUSTOMERS TO RETURN OUR PRODUCTS AND TO RECEIVE PRICING CONCESSIONS WHICH COULD REDUCE OUR NET REVENUES AND RESULTS OF OPERATIONS.

         We are exposed to the risk of product returns and price protection with respect to our distributors and retailers. Return policies allow distributors and retailers to return defective, shelf-worn and damaged products in accordance with terms granted. Price protection, when granted and applicable, allows customers a credit against amounts they owe us with respect to merchandise unsold by them. We may permit product returns from, or grant price protection to, our customers under certain conditions. The conditions our customers must meet to be granted the right to return products or price protection are, among other things, compliance with applicable payment terms, delivery to us of weekly inventory and sell-through reports, and consistent participation in the launches of our

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premium  title  releases.  We may also  consider  other  factors,  including the facilitation of slow-moving inventory and other market factors. When we offer price protection, we offer it with respect to a particular product to all of our retail customers; however, only those customers who meet the conditions detailed above can avail themselves of such price protection. Although we maintain a reserve for returns and price protection, and although we may place limits on product returns and price protection, we could be forced to accept substantial product returns and provide substantial price protection to maintain our relationships with retailers and our access to distribution channels. Product returns and price protection that exceed our reserves could significantly harm our business and financial results.

         TECHNOLOGY CHANGES RAPIDLY IN OUR BUSINESS, AND IF WE FAIL TO ANTICIPATE OR SUCCESSFULLY IMPLEMENT NEW TECHNOLOGIES, THE QUALITY, TIMELINESS AND COMPETITIVENESS OF OUR PRODUCTS AND SERVICES WILL SUFFER

         Rapid technology changes in our industry require us to anticipate, sometimes years in advance, which technologies we must implement and take advantage of in order to make our products and services competitive in the market. Therefore, we usually start our product development with a range of technical development goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competition may be able to achieve them more quickly than we can. In either case, our products and services may be technologically inferior to our competitors', less appealing to consumers, or both. If we cannot achieve our technology goals within the original development schedule of our products and services, then we may delay their release until these technology goals can be achieved, which may delay or reduce revenue and increase our development expenses. Alternatively, we may increase the resources employed in research and development in an attempt to accelerate our development of new technologies, either to preserve our product or service launch schedule or to keep up with our competition, which would increase our development expenses.

 -------------------------------------------------------------------------------
                              RISK ASSOCIATED WITH
                                 OUR OPERATIONS
 -------------------------------------------------------------------------------

         WE HAVE A HISTORY OF LOSSES AND THERE IS NO GUARANTEE THAT WE SHALL BE ABLE TO CONSISTENTLY GENERATE PROFITS.

         Although we recognized net income of $0.16 million during fiscal 2005, we recognized a net loss of $48,000 during the first quarter of fiscal 2006. There is no guarantee that we will return to profitability in fiscal 2006 and thereafter, or that we will generate sufficient profits to cover our corporate expenses to ensure our overall profitability. In addition, our operating subsidiaries may require additional investments which would result in a further drain on our existing cash resources.

SUBSTANTIAL PORTION OF OUR ASSETS ARE TIED TO A NOTE RECEIVABLE FROM OUR FORMER SOUTH AFRICAN SUBSIDIARIES. THERE IS NO GUARANTEE THAT WE SHALL BE ABLE TO REALIZE THE FULL VALUE OF THESE NOTES.

         We currently are owed approximately 3.5 million by the purchasers of our former South African subsidiaries. While this amount already reflects a reserve against the collectibility of these notes, and we do not have any indication that these notes will not be repaid, there is no guarantee that we will receive the full repayment of these amounts. In addition, so long as these notes are outstanding we will be subject to currency fluctuation based on the value of the South African Rand. Should the value of the South African Rand deteriorate against the US dollar, as it has in the past, the value of this note, in US dollar terms, will decrease. Such a reduction in value will also have a negative effect on our earnings.

SINCE WE DO NOT INTEND TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE, THE RETURN ON YOUR INVESTMENT WILL DEPEND UPON APPRECIATION OF THE MARKET PRICE OF YOUR SHARES.

         We have never paid any dividends on our common stock. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in us will depend upon any appreciation in the market price of our common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

SILVERSTAR AND ITS OPERATING SUBSIDIARIES DEPEND ON THE CONTINUED SERVICES OF KEY PERSONNEL.

         Our success depends upon the continued contributions of our executive officers, some of whom are also our principal shareholders, and the continued contributions of the management of our operating subsidiaries. Our business could be adversely affected by the loss of services of, or a material reduction in the amount of time devoted to us by our executive officers or the executive officers of our subsidiary. We do not carry key man insurance.

 -------------------------------------------------------------------------------
                       RISKS RELATING TO OUR COMMON STOCK
 -------------------------------------------------------------------------------

THE PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE.

         The price of our common stock is highly volatile. During the past fifty-two week period the price of our common stock has ranged from a high of $2.47 to a low of $0.82. Fluctuations in the market price of our common stock may be a result of any number of factors or a combination of factors including, but not limited to:

         o the number of shares in the market and the number of shares we may be required to issue in the future compared to market demand for our shares;

         o our performance and meeting expectations of performance, including the development and commercialization of our current and proposed products and services;

         o market conditions for internet and media companies in the small capitalization sector; and

         o        general economic and market conditions.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS, TOGETHER, MAY EXERCISE CONTROL OVER ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS.

         Our executive officers, directors and certain other shareholders own 1,490,850 shares of our common stock and 780,137 shares of our Class B common stock, representing approximately 16.5% of our outstanding capital stock and approximately 59.5% of the total voting power and are able to elect all of the our directors and otherwise control our operations. Furthermore, the disproportionate vote afforded the Class B common stock could also serve to impede or prevent a change of control. As a result, potential acquirees may be discouraged from seeking to acquire control through the purchase of our common stock, which could have a depressive effect on the price of our securities and will make it less likely that shareholders receive a premium for their shares as a result of any such attempt.

ANTI-TAKEOVER MEASURES IN OUR MEMORANDUM OF ASSOCIATION COULD ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF OUR COMMON STOCK.

         Our Memorandum of Association authorizes the issuance of up to 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, but subject to applicable government regulatory restrictions, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us. Although we have no present intention to issue any shares of our preferred stock, we cannot assure we will do so in the future.

THE RIGHTS OF STOCKHOLDERS UNDER BERMUDA LAW MAY NOT BE AS EXTENSIVE AS THE RIGHTS OF STOCKHOLDERS UNDER THE LAWS OF JURISDICTIONS IN THE UNITED STATES.

         Our corporate affairs are governed by our Memorandum of Association and by-laws, as well as the common law of Bermuda relating to companies and the Companies Act 1981. Our by-laws limit the right of security holders to bring an action against our officers and directors. The laws of Bermuda relating to shareholder rights, protection of minorities, fiduciary duties of directors and officers, matters of corporate governance, corporate restructuring, mergers and similar arrangements, takeovers, shareholder suits, indemnification of directors and inspection of corporate records, may differ from those that would apply if we were incorporated in a jurisdiction within the United States. The rights of shareholders in a Bermuda company may not be as extensive as the rights of a shareholder of a United States company and, accordingly, the holders of our shares of common stock may be more limited in their ability to protect their interests in us. In addition, there is uncertainty whether the courts of Bermuda would enforce judgments of the courts of the United States and of other foreign jurisdictions. There is also uncertainty whether the courts of Bermuda would enforce actions brought in Bermuda which are predicated upon the securities laws of the United States.

OUR COMMON STOCK MAY BE DELISTED FROM NASDAQ

         The National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the NASDAQ SmallCap Market. The standards for continued listing require, among other things, that the minimum bid price for the listed securities be at least $1.00 per share. A deficiency in the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for thirty consecutive trading days, with a 180-day cure period with respect to the NASDAQ SmallCap Market. During November and December 2004 and March 2005 our common stock traded below a price of $1.00 per share. There can be no assurance that we will continue to satisfy the requirements for maintaining a NASDAQ SmallCap listing. If our common stock were to be excluded from NASDAQ, the market price of our common stock and the ability of holders to sell such stock would be adversely affected, and we would be required to comply with the initial listing requirements to be relisted on NASDAQ.

OUR COMMON STOCK MAY BECOME SUBJECT TO THE SEC'S PENNY STOCK RULES

         If our common stock is excluded from NASDAQ and the price per share of our common stock is below $5.00, our securities would become subject to certain "penny stock" rules promulgated by the Securities and Exchange Commission unless we satisfy certain net asset and revenue tests. The application of these rules to our common stock may adversely impact both your ability to resell our common stock (liquidity) and the market price of these shares. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination of suitability of the investor purchasing the penny stock.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549 Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-27494) until all of the shares are sold, except that we do not incorporate by reference any document or portion of a document that is deemed, under SEC rules, not to be filed.

         o        Annual Report on Form 10-K, for the fiscal year ended June 30,
                  2005;
         o Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2005;
         o Current Reports on Form 8-K filed with the SEC on October 18, 2005, October 26, 2005 (as amended on Form 8-K/A filed with the SEC on October 27, 2005) and November 4, 2005; and
         o The description of our common stock contained in the Registration Statement on Form 8-A, which was filed with the SEC on January 1, 1996 (File No. 0-24624) as amended on Form 8-A/A (filed on January 16, 1996).

         Any statement contained herein or in a document filed by us and incorporated or deemed incorporated by reference shall be deemed modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is, or deemed to be, incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

         You may request a copy of these filings, at no cost, by writing to us at 6100 Glades Road, Suite 305, Boca Raton, Florida 33434, (561) 479-0040,
Attention: Clive Kabatznik or by e-mail at kate@silverstarholdings.com.

         You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

         The selling stockholder is selling all of the shares covered by this Prospectus for his own account. Accordingly, we will not receive any proceeds from the sale of the shares.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business. As such, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                             SELLING SECURITY HOLDER

         We issued to the selling shareholder a Variable Rate Secured Convertible Debenture due October 31, 2008 (the "Debenture") and warrants to purchase 791,139 shares of our common stock pursuant to a private placement in October 2005 (the "October Private Placement"). The Debenture is convertible at any time into 2,876,870 shares of our common stock. This prospectus relates to the resale from time to time of up to a total of 4,768,412 shares of our common stock acquired by the selling stockholder identified in this prospectus either pursuant to the conversion of the Debenture and the exercise of warrants purchased in the October Private Placement. This prospectus also relates to 1,100,403 shares of our common stock which may be issuable upon conversion of the Debenture or exercise of the warrants as a result of either conversion price adjustments or exercise price adjustments, as applicable. We filed a registration statement, of which this prospectus constitutes a part, in order to permit the selling shareholder to resell to the public the shares of our common stock in connection with the October Private Placement.

         The following table lists the selling stockholder and certain information regarding the selling stockholder's ownership of shares of our common stock as of November 30, 2005 and as adjusted to reflect the sale of the shares. Information regarding the selling stockholder, his pledgees, donees, and other non-sale transferees who may become selling stockholders may change from time to time. To the extent the selling stockholder or any of its representatives advise us of such changes, we will report those changes in a prospectus supplement to the extent required.

         Notwithstanding the foregoing the terms of the Debenture and the warrants provide that the selling shareholder may not convert the Debenture or exercise warrants for common stock if such exercise would result in the selling shareholder beneficially owning more than 4.99% of our outstanding common stock immediately after such conversion or exercise.

         The registration of the following shares through this registration statement allows the selling stockholder to sell his holdings in the future on the open market and is not necessarily an indication of intent to sell the shares.


                                                                                               Shares of Common
                                                                                                  Stock Owned
                                                    Shares of Common            Shares of      after Offering (1)
                                                    Stock Owned Prior          Common Stock  ----------------------
                                                       to Offering             to be Sold(1)    Number    Percent
                                                    ---------------------------------------------------------------
DKR SoundShore Oasis Holding Fund Ltd.(2)              4,768,412(2)            4,768,412(3)        0         -
1281 East Main Street
Stamford, CT 06902

-----------
(1)      Assumes that all shares of Common Stock being offered hereby are sold.

(2) DKR SoundShore Oasis Holding Fund LTD. (the "Fund") is a master fund in a master feeder structure. The Fund's investment manager is DKR Oasis Management Company LP (the Investment Manager") Pursuant to an investment management agreement among the Fund, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.

(3) Shares of common stock owned prior to the offering and shares of common stock to be sold in the offering includes the Debenture convertible into 2,876,870 shares of our common stock, warrants to purchase 791,139 shares of our common stock, and 1,100,403 shares of our common stock which may be issuable upon conversion of the Debenture or exercise of the warrants as a result of either a conversion price adjustments or exercise price adjustment, as applicable.

                            DESCRIPTION OF SECURITIES

         GENERAL

         Our authorized capital stock consists of an aggregate of 50,000,000 shares of common stock, par value $.01 per share, 2,000,000 shares of Class B common stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, 9,061,553 shares of our common stock and 780,137 shares of our Class B common stock are outstanding. The following statements describe the material provisions of the securities being registered hereby and certain other of our securities. See "Anti-Takeover
Protections" and "Differences in Corporate Law" for a description of the Company's Memorandum of Association, bye-laws and The Companies Act 1981 of Bermuda, regarding anti-takeover provisions and related matters affecting us. Such statements and disclosure do not purport to be complete and are qualified in their entirety by reference to the full Memorandum of Association and bye-laws which are exhibits to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK

         Holders of our common stock have one vote per share on each matter submitted to a vote of the shareholders and a ratable right to our net assets upon liquidation. Holders of our common stock do not have preemptive rights to purchase additional shares of our common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from legally available sources as determined by our Board of Directors, subject to any preferential dividend rights of our preferred stock. Upon our dissolution or liquidation, whether voluntary or involuntary, holders of our common stock are entitled to receive our assets available for distribution to the shareholders, subject to the preferential rights of our preferred stock. All of the shares of our common stock offered hereby are validly authorized and issued, fully paid and non-assessable.

CLASS B COMMON STOCK

         Our Class B common stock and our common stock are substantially identical on a share-for-share basis, except that the holders of our Class B common stock have five votes per share on each matter considered by shareholders, and the holders of our common stock have one vote per share on each matter considered by shareholders, and except that the holders of each class will vote as a separate class with respect to any matter requiring class voting by The Companies Act 1981 of Bermuda.

         Each share of our Class B common stock is automatically converted into one share of common stock upon:

         o the death of the original holder, or, if such shares are subject to a shareholders agreement or voting trust granting the power to vote such shares to another original holder of our Class B common stock, then upon the death of such other original holder; or

         o the sale or transfer to any person other than the following transferees:

                  o        the spouse of a holder of Class B common stock;

                  o any lineal descendants of a holder of Class B common stock, including adopted children;

                  o a trust for the sole benefit of a Class B common shareholder's lineal descendants, including adopted children;

                  o a partnership made up exclusively of Class B common shareholders and their lineal descendants, including adopted children or a corporation wholly-owned by a holder of Class B common stock and their lineal descendants; and

                  o        any other holder of Class B common stock.

         The difference in voting rights increases the voting power of the holders of Class B common stock and accordingly has an anti-takeover effect. The existence of our Class B common stock may make us a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by our shareholders other than the holders of Class B common stock. Thus, the shareholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire us through a business combination will be compelled to consult first with the holders of Class B common stock in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by our Board of Directors, which may be under the control of the holders of Class B common stock, and if shareholder approval were required, the approval of the holders of Class B common stock will be necessary before any such business combination can be consummated.

PREFERRED STOCK

         We are authorized to issue up to 5,000,000 shares of preferred stock. Our Board of Directors has the authority to issue this preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption, including sinking fund provisions, and liquidation preferences, without further vote or action by the shareholders. Issuing shares of preferred stock with voting rights could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of another class or series with voting rights. If our Board of Directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased. Issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control and may adversely affect the rights of holders of common stock. Also, preferred stock could have preferences over the common stock and other series of preferred stock with respect to dividend and liquidation rights. We currently have no plans to issue any preferred stock.

WARRANTS

         The warrants being registered in connection with the October Private Placement are exercisable at $ 1.896 per share and expire on October 31, 2010. The warrants may be exercised in whole or in part, subject to the limitations provided in the warrants. Any warrant holders who do not exercise their warrants prior to the conclusion of the exercise period will forfeit the right to purchase the shares of common stock underlying the warrants and any outstanding warrants will become void and be of no further force or effect. In addition, in the event of a merger, consolidation, or sale of all or substantially all our assets, the holder of the warrant has the right to receive a warrant substantially similar to the warrant or, at the option of the holder of the warrant, an amount in cash equal to the value of the warrant. If a dividend is declared on our common stock, the exercise price of the warrant will be reduced in accordance with the terms of the warrant and the number of shares of common stock the warrant is exercisable for will be proportionately increased.

ANTI-TAKEOVER PROTECTIONS

         The voting provisions of our common stock and Class B common stock and the broad discretion conferred upon our Board of Directors with respect to the issuance of series of preferred stock, including with respect to voting rights, could substantially impede the ability of one or more shareholders acquiring sufficient influence over the election of directors and other matters to effect a change in control or management, and our Board of Directors' ability to issue preferred stock could also be utilized to change our economic and control structure. Those provisions, together with certain other provisions of our bye-laws summarized in the succeeding paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his, her or its best interest, including attempts that might result in a premium over the market price for our common stock.

         Our bye-laws establish an advance notice procedure for the nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors at annual general meetings of shareholders. In general, notice of intent to nominate a director at such meeting must be received by us not less than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated and concerning the shareholder submitting the proposal.

DIFFERENCES IN CORPORATE LAW

         The Companies Act 1981 of Bermuda differs in material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of significant provisions of The Companies Act, including any modifications adopted pursuant to our bye-laws, applicable to us, which differ in general material respects from provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

         Interested Directors. Our bye-laws provide that any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be liable to us for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law, no such transaction would be voidable if:

         o the material facts as to such interested directors' relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

         o such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders; or

         o the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

         Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

         Merger and Similar Arrangements. We may merge with another Bermuda exempted company or a company incorporated outside Bermuda and carry on business within the objects of our Memorandum of Association. See "Description of Securities - Certain Provisions of Bermuda Law." In the event of a merger, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove a merger absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder, as determined by a court or by agreement of the corporation and the shareholder, in lieu of the consideration such shareholder would otherwise receive in the transaction. Delaware law does not provide shareholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration:

         o        in exchange for the assets of the business to be acquired;

         o in exchange for the outstanding stock of the corporation to be acquired; or

         o in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

Under Bermuda law, our shareholders have the right to vote on:

         o        any compromise or arrangement between us and our shareholders;

         o a take-over scheme for 100% of our shares enabling the compulsory acquisition of a 10% minority interest;

         o        a merger; and

         o        our discontinuance in Bermuda.

         Takeover. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

         Shareholder's Suit. The rights of shareholders under Bermuda law are not as extensive as the right of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our Memorandum of Association and bye-laws. Our bye-laws limit the right of securityholders to bring an action against our officers and directors. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys fees incurred in connection with such action. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorney fees incurred in connection with such action.

         Indemnification of Directors. We may indemnify our directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omission not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

         Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda which will include the Memorandum of Association, including its objects and powers, and any alteration to the Memorandum of Association and documents relating to an increase, reduction or other alteration of our share capital. The shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

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

BERMUDA TAX CONSIDERATIONS

         The following describes a summary of some of the material anticipated tax consequences of an investment in our common stock under current Bermuda tax laws. This discussion does not address the tax consequences under non-Bermuda tax laws and, accordingly, each prospective investor should consult its own tax advisors regarding the tax consequences of an investment in our common stock. The discussion is based upon laws and relevant interpretation of current laws in effect, all of which are subject to change.

BERMUDA TAXATION

         Currently, there is no Bermuda:

         o        income tax;
         o        corporation or profits tax;
         o        withholding tax;
         o        capital gains tax;
         o        capital transfer tax;
         o        estate duty; or
         o        inheritance tax

payable by us or our shareholders other than those who are ordinarily resident in Bermuda. We are not subject to stamp or other similar duty on the issue, transfer or redemption of our common stock.

         We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act that, if there is enacted in Bermuda any legislation imposing tax on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to us or any of our operations, or to our shares or our other obligations until March 28, 2016. No reciprocal tax treaty affecting us exists between Bermuda and the U.S.

         As an exempted company, we are liable to pay in Bermuda a registration fee based upon our authorized share capital and the premium on our issued shares at a rate not more than $25,000 per year.

CERTAIN PROVISIONS OF BERMUDA LAW

         In a September 1, 1995 letter to our Bermuda counsel, the Bermuda Monetary Authority approved our application for "non-resident" status in Bermuda for exchange control purposes.

         The transfer of securities between persons regarded as resident outside Bermuda for exchange control purposes and the issue of securities after the completion of the issuance of the shares to such persons may be effected without specific consent under the Exchange Control Act 1972 and regulations thereunder. Issues and transfers of securities involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act 1972.

         Consequently, owners of our common stock who are non-residents of Bermuda for Bermuda exchange control purposes are not restricted in the exercise of the rights to hold or vote their shares. Because we have been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of our common stock, other than in respect of local Bermuda currency.

         In accordance with Bermuda law, security certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity, for example as a trustee, certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

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

         We will take no notice of any trust applicable to any of our securities whether or not we had notice of such trust. Specifically, we have no obligation under Bermuda law to ensure that a trustee who is holding our shares subject to a trust is properly carrying out the terms of such trust.

         As an "exempted company", we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians.
However, as an exempted company, we may not participate in certain business transactions including:

         o the acquisition or holding of land in Bermuda, except as required for our business and held by way of lease or tenancy for terms of not more than 50 years;

         o the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; or

         o the carrying on of business of any kind in Bermuda other than with persons outside Bermuda, except in furtherance of our business carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

                              PLAN OF DISTRIBUTION

         The selling security holder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on the trading market or any other stock exchange, market or trading facility on which our shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

         o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale;

         o        through the writing or  settlement of options or other hedging
                  transactions,   whether   through  an  options   exchange   or
                  otherwise; or

         o        any other method permitted pursuant to applicable law.

         The selling security holder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         Broker-dealers engaged by the selling security holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

         In connection with the sale of our common stock or interests therein, the selling security holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because the selling security holder may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holder has advised us that it has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holder.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon Conyers Dill & Pearman, our Bermuda counsel.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2003, 2002 and 2001, have been so incorporated in reliance on the report of Rachlin Cohen & Holtz LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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
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
WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY
OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT
ANYTHING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN

OR MADE, YOU SHOULD NOT RELY UPON SUCH INFORMATION OR                            4,768,412 SHARES
REPRESENTATIONS AS HAVING BEEN AUTHORIZED BY SILVERSTAR
HOLDINGS, LTD.  THIS PROSPECTUS DOES NOT CONSTITUTE AN                                  OF
OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT
RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN                               COMMON STOCK
OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO
ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN
SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME
DOES NOT IMPLY THAT THE INFORMATION
HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS                      SILVERSTAR HOLDINGS, LTD.
PROSPECTUS.



                   TABLE OF CONTENTS

                                                  Page

About This Prospectus................................2
Risk Factors.........................................2
Information Regarding Forward-Looking
        Statements .................................11
Where You Can Find More
        Information About Us........................12
Use of Proceeds.....................................13
Dividends...........................................13                             ____________
Selling Security Holders............................14
Description of the Securities We May                                                PROSPECTUS
        Offer.......................................15                             ____________
Plan of Distribution ...............................20
Legal Matters.......................................22
Experts ............................................22
                                                                                 December 9, 2005


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